Exhibit 5.1

[LETTERHEAD OF LATHAM & WATKINS LLP]

June 21, 2004

Dex Media, Inc.

198 Inverness Drive West

Englewood, Colorado 80112

Re:	Registration Statement No. 333-115489;
shares of Common Stock, par value $0.01 per share

Ladies and Gentlemen:

In connection with the registration by Dex Media, Inc., a Delaware corporation (the “Company”), of             shares of common stock, par value $0.01 per share, and the associated preferred share purchase rights (together, the “Shares”), under the Securities Act of 1933, as amended, on Form S-1 (File No. 333-115489) filed with the Securities and Exchange Commission (the “Commission”) on May 14, 2004, as amended by Amendment No. 1 thereto filed with the Commission on June 14, 2004, as further amended by Amendment No. 2 thereto filed with the Commission on June 28, 2004 and as further amended by Amendment No. 3 thereto filed with the Commission on July 15, 2004 (collectively, the “Registration Statement”) you have requested our opinion set forth below.

In our capacity as your special counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares. In addition, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter.

We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws.

Subject to the foregoing, it is our opinion that as of the date hereof the Shares have been duly authorized by all necessary corporate action of the Company, and, upon issuance, delivery and payment therefor in the manner contemplated by the Registration Statement, the Shares will be validly issued, fully paid and nonassessable.

We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading “Validity of the Common Stock.”

Very truly yours,

/s/ Latham & Watkins LLP